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                                                                    EXHIBIT 10.1


                    AMENDMENT TO DELPHI FINANCIAL GROUP, INC.
         AMENDED AND RESTATED LONG-TERM PERFORMANCE-BASED INCENTIVE PLAN

Effective January 1, 2005, a new Section 10 is added to the above-referenced Plan, to read as follows:

    10.  COMPLIANCE WITH SECTION 409A

          It is intended that Deferred Shares granted prior to January 1, 2005, to the extent that as of December 31, 2004, such Deferred Shares were vested, will satisfy the grandfather provisions applicable under
    Section 409A of the Code so that such Deferred Shares (together with any dividend equivalents thereon) will not be subject to Section 409A of the Code. No amendment to this Plan made after October 3, 2004 will apply to Deferred Shares granted prior to January 1, 2005 (or to dividend equivalents thereon) unless the amendment specifically provides that it applies to such Deferred Shares. It is intended that Deferred Shares granted on or after January 1, 2005 will comply with
    Section 409A of the Code and any regulations and guidelines issued thereunder, and the Plan will be interpreted in a manner consistent with such intent. Accordingly, the terms of any Deferred Shares granted after January 1, 2005 under the Plan, as set forth in an applicable Award agreement, may differ from the specific terms contemplated by the Plan in any manner that would not adversely affect the Company, to the extent necessary for the Deferred Shares so granted to comply with
    Section 409A of the Code.